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              January 23, 2023

       Todd Waltz
       Chief Financial Officer
       AEMETIS, INC
       20400 Stevens Creek Blvd., Suite 700
       Cupertino, CA 95014

                                                        Re: AEMETIS, INC
                                                            Form 10-K filed
March 10, 2022
                                                            Form 8-K filed
November 3, 2022
                                                            File No. 001-36475

       Dear Todd Waltz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




              Sincerely,


              Division of Corporation Finance

              Office of Industrial Applications and

              Services